                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation in this Amendment No. 1 to the registration statement of our reports dated May 18, 1998, except with respect to the matters discussed in Note 16, as to which the date is June 29, 1998 related to the United States Enrichment Corporation's balance sheets as of June 30, 1997 and 1996, and the related statements of income and cash flows for each of the three years in the period ended June 30, 1997 and to all references to our Firm included in this Amendment No. 1 to the registration statement.

                                    /s/ Arthur Andersen LLP





Washington, D.C.

July 20, 1998